IVANOV APPOINTED EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER AT BANKWELL FINANCIAL GROUP, INC.

New Canaan, CT - November 10, 2016 - Bankwell recently appointed Penko Ivanov of Wilton as Executive Vice President, Chief Financial Officer at Bankwell Financial Group and its subsidiary, Bankwell Bank, both headquartered in New Canaan, Connecticut.

"Penko will be a strategic partner and responsible for the overall fiscal management of the organization. He brings extensive corporate financial experience to Bankwell and we are fortunate to have someone with his talent and expertise on our senior management team," notes Chris Gruseke, who is President and CEO of both the bank and the holding company. "He will be a tremendous asset for the continued growth of our organization."

Mr. Ivanov comes to Bankwell with more than 24 years of experience in accounting and finance. His more recent roles included CFO for the US Operations of Doral Bank, where he created a scalable Finance organization to support the rapid growth of several business units from infancy to $3 billion in assets and CFO of Darien Rowayton Bank. He began his career with Ernst & Young and held various accounting/finance positions at PepsiCo, GE Capital and Bridgewater Associates. He has a proven track record in building, improving and overseeing all Finance areas, including Controllership, SOX, Treasury, FP&A, as well as internal and external reporting functions.

Mr. Ivanov holds MBA and Bachelor Degrees in Accounting and Finance from the University of South Florida and is a Certified Public Accountant. He is also Six Sigma Black Belt certified.

He is a 20 year resident of Wilton, Connecticut, where he resides with his wife and two children.

Ernest J. Verrico, Sr., the Company's retiring CFO who announced his retirement plans earlier in the year, will remain with the Company in an advisory role through the end of January 2017.

Adds Gruseke, "Ernie has been an important part of the Bankwell team for the last seven years. We thank him for his dedication and congratulate him on his retirement. Ernie's availability through January will ensure a smooth transition."

About Bankwell Financial Group

Bankwell is a community bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven Counties, CT. For more information about this press release, interested parties may contact Diane Knetzger, Director of Marketing at (203) 652-6319.

For more information, visit www.mybankwell.com.

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.